Mail Stop 3628

                                                          November 6, 2019


Helaine M. Kaplan
President
Deutsche Mortgage & Asset Receiving Corporation
c/o Wells Fargo Bank, National Association as Certificate Administrator 9062 Old Annapolis Road
Columbia, MD 20145

         Re:      CD 2018-CD7 Mortgage Trust
                  Form 10-K for Fiscal Year Ended December 31, 2018 Filed March 20, 2019
                  File No. 333-206705-15

Dear Ms. Kaplan:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                          Sincerely,

                                                          /s/ Arthur C. Sandel

                                                          Arthur C. Sandel
                                                          Special Counsel
                                                          Office of Structured
Finance


cc:      Anna Glick, Cadwalader, Wickersham & Taft LLP
         Kate Foreman, Cadwalader, Wickersham & Taft LLP